Exhibit 99.1

Palo Alto Networks Appoints Amit K. Singh as President

Company Reiterates Fiscal First Quarter Financial Guidance

SANTA CLARA, Calif., October 15, 2018 – Palo Alto Networks today announced that its board of directors has named Amit K. Singh as president, effective November 1, 2018. As president, Singh succeeds Mark Anderson, who will move into an advisory role until May 1, 2019, to facilitate a smooth transition of responsibilities. Singh will report to Nikesh Arora, Palo Alto Networks CEO.

Previously, Singh was the president of Google® Cloud and, most recently, Google’s vice president of business and operations in emerging computing platforms, including augmented and virtual reality. He established and helped scale the Google Cloud business, leading several thousand people and growing it into a multibillion-dollar business. Prior to joining Google, Singh spent 20 years with Oracle in various product, engineering, sales and strategy roles. He helped Oracle acquire and successfully integrate PeopleSoft, Agile and Demantra, helping them accelerate their growth rate post acquisition.

“I’m pleased to welcome Amit to Palo Alto Networks,” said Nikesh Arora, CEO of Palo Alto Networks. “I have been continually impressed by Amit’s leadership and believe his experience growing cloud businesses and driving revenue at scale will help us strengthen our position as the clear leader in cybersecurity.”

Singh said, “I’m excited and honored to join Nikesh and the team at Palo Alto Networks. After extensive discussions with the leadership team and the board, I am convinced that Palo Alto Networks is best positioned to help companies protect their information. I look forward to applying my cloud experience to the challenges facing cybersecurity.”

On behalf of the Palo Alto Networks executive leadership team and board of directors, Arora said, “We thank Mark for doing a tremendous job of putting Palo Alto Networks in a strong position for continued success as we focus on the application of artificial intelligence and machine learning to cybersecurity and help our customers make a seamless transition to the cloud.”

Anderson said, “I’m proud of the incredible progress we have made over the past six years to become the world’s cybersecurity leader. I’m grateful for the support of my colleagues and the talented team at Palo Alto Networks and am fully committed to ensuring a smooth transition.”

Reiterates Fiscal First Quarter 2019 Guidance

Palo Alto Networks reiterated its fiscal first quarter 2019 guidance under ASC 606, which was previously announced on September 6, 2018. For the fiscal first quarter 2019, ending October 31, 2018, the company expects:

•	Total revenue in the range of $625 to $635 million, representing year-over-year growth between 25 percent and 27 percent on an ASC 606 basis.

•	Diluted non-GAAP net income per share in the range of $1.04 to $1.06 using 98 to 100 million shares on an ASC 606 basis.

Guidance for non-GAAP financial measures excludes share-based compensation-related charges, including share-based payroll tax expense, acquisition-related costs, amortization expense of acquired intangible assets, litigation-related charges, including legal settlements, facility exit costs, non-cash interest expense related to our convertible senior notes, foreign currency gains (losses), and income and other tax effects associated with these items, along with certain non-recurring expenses. We have not reconciled diluted non-GAAP net income per share guidance to GAAP net income (loss) per diluted share because we do not provide guidance on GAAP net income (loss) and would not be able to present the various reconciling cash and non-cash items between GAAP net income (loss) and non-GAAP net income, including share-based compensation expense, without unreasonable effort. Share-based compensation expense is impacted by the company’s future hiring and retention needs and, to a lesser extent, the future fair market value of the company’s common stock, all of which is difficult to predict and subject to constant change. The actual amounts of such reconciling items will have a significant impact on the company’s GAAP net income (loss) per diluted share.

About Palo Alto Networks

We are the global cybersecurity leader, known for always challenging the security status quo. Our mission is to protect our way of life in the digital age by preventing successful cyberattacks. This has given us the privilege of safely enabling tens of thousands of organizations and their customers. Our pioneering Security Operating Platform emboldens their digital transformation with continuous innovation that seizes the latest breakthroughs in security, automation, and analytics. By delivering a true platform and empowering a growing ecosystem of change-makers like us, we provide highly effective and innovative cybersecurity across clouds, networks, and mobile devices.

Palo Alto Networks and the Palo Alto Networks logo are trademarks of Palo Alto Networks, Inc. in the United States and in jurisdictions throughout the world. All other trademarks, trade names or service marks used or mentioned herein belong to their respective owners.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties, including statements regarding our financial outlook for the fiscal first quarter 2019, our focus on the application of artificial intelligence and machine learning to cybersecurity, and our focus on strengthening our leadership position in cybersecurity. There are a significant number of factors that could cause actual results to differ materially from statements made in this press release, including our limited operating history; our ability as an organization to acquire and integrate other companies, products or technologies in a successful manner; risks associated with managing our rapid growth; the risks associated with new products and subscription and support offerings, including the discovery of software bugs; our ability to attract and retain new customers; organizational changes; delays in the development or release of new subscription offerings, or the failure to timely develop and achieve market acceptance of new products and subscriptions as well as existing products and subscription and support offerings; rapidly evolving technological developments in the market for security products and subscription and support offerings; length of sales cycles; and general market, political, economic and business conditions.

Additional risks and uncertainties that could affect our financial results are included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K filed with the SEC on September 13, 2018, which is available on our website at investors.paloaltonetworks.com and on the SEC’s website at www.sec.gov. Additional information will also be set forth in other filings that we make with the SEC from time to time. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we do not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

Media Contact

Kristen Batch

Senior Vice President, Corporate Communications, Palo Alto Networks

kbatch@paloaltonetworks.com

503-516-6297

Investor Relations Contact

Amber Ossman

Director, Investor Relations, Palo Alto Networks

aossman@paloaltonetworks.com

408-753-4235